The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated

							Filed under 424(b)(3), Registration Statement No. 333-164985
Pricing Supplement No. 107 - Dated Monday, February 13, 2012 (To: Prospectus Dated February 19, 2010, and Prospectus Supplement Dated February 19, 2010)
CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Amount	Selling Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option	Ranking

26054LPJ6		100%	1.250%		2.250%	Semi-Annual	02/15/2017	08/15/2012	$10.69	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2013 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 02/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LPK3		100%	1.450%		3.050%	Semi-Annual	02/15/2019	08/15/2012	$14.49	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2013 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 02/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LPL1		100%	1.800%		3.600%	Semi-Annual	02/15/2022	08/15/2012	$17.10	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2013 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 02/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

	Trade Date: Tuesday, February 21, 2012 @ 12:00	The Dow Chemical Company

PM ET Settle Date: Friday, February 24, 2012

Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC Number 0235 via RBC Dain Rauscher Inc

The Dow Chemical Company InterNotes

The Dow Chemical Company 2030 Willard H. Dow Center Midland MI 48674	If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.